                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549



                                  SCHEDULE 13G
                                 (RULE 13d-102)



            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                             (Amendment No. __)/1/


                             Mykrolis Corporation
                 ---------------------------------------------
                               (Name of Issuer)


                                 Common Stock
                 ---------------------------------------------
                        (Title of Class of Securities)


                                 62852 P 10 3
                 ---------------------------------------------
                                (CUSIP Number)


                               December 31, 2001
                 ---------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

[_] Rule 13d-1(b)
[_] Rule 13d-1(c)
[X] Rule 13d-1(d)

/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information 13G Page 2 of 5 Pages required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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  ----------------------                                    -----------------
  CUSIP NO. 62852 P 10 3             13G                    Page 2 of 5 Pages
  ----------------------                                    -----------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Millipore Corporation, 04-2170233

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
      N/A                                                       (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Massachusetts

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            32,500,000

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             32,500,000

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      32,500,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
      N/A                                                           [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      82.3%*

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      CO

------------------------------------------------------------------------------

                               Page 2 of 5 Pages

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SCHEDULE 13G
------------

Item 1(a)  Name of Issuer:
              Mykrolis Corporation

     1(b)  Address of Issuer's Principal Executive Offices:
              One Patriots Park, Bedford, MA 01730

Item 2(a)  Name of Person Filing:
              Millipore Corporation

     2(b)  Address of Principal Business Office or, if none,
           Residence:
              80 Ashby Road, Bedford, MA 01730

     2(c)  Citizenship:
              Massachusetts

     2(d)  Title of Class of Securities:
              Common Stock

     2(e)  CUSIP Number
              62852 P 10 3

Item 3     If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
           (c), check whether the person filing is a:
              N/A
  (a)   [_]  Broker or dealer registered under section 15 of the Exchange Act.
  (b)   [_]  Bank as defined in section 3(a)(6) of the Exchange Act.
  (c)   [_]  Insurance company as defined in section 3(a)(19) of the Exchange
             Act.
  (d)   [_]  Investment company registered under section 8 of the Investment
             Company Act.
  (e)   [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).
  (f)   [_]  An employee benefit plan or endowment fund in accordance with
             Rule 13d-1(b)(1)(ii)(F).
  (g)   [_]  A parent holding company or control person in accordance with
             Rule 13d-1(b)(1)(ii)(G).
  (h)   [_]  A savings association as defined in Section 3(b) of the Federal
             Deposit Insurance Act.
  (i)   [_]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act.
  (j)   [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4(a)  Amount beneficially owned
              32,500,000

                               Page 3 of 5 Pages

     4(b)  Percent of Class
              82.3%*

     4(c)  Number of shares as to which such person has:

      (i)   sole power to vote or to direct the vote:
              32,500,000

      (ii)  shared power to vote or to direct the vote:
              0

      (iii) sole power to dispose or to direct the disposition of:
              32,500,000

      (iv)  shared power to dispose or to direct the disposition of:
              0

Item 5     Ownership of Five Percent or Less of a Class:

                If this statement is being filed to report the fact as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].
           N/A

Item 6     Ownership of More than Five Percent on Behalf of Another Person
           N/A

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
           N/A

Item 8     Identification and Classification of Members of the Group
           N/A

Item 9     Notice of Dissolution of Group
           N/A

Item 10    Certifications
           N/A


                               Page 4 of 5 Pages
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                                   Signature

     After reasonable inquiry and to the best of its knowledge and belief, the undersigned certified that the information set forth in this statement is true, complete and correct.

                                  MILLIPORE CORPORATION

                                  By: /s/ Jeffrey Rudin
                                      -----------------------------------
                                      Name: Jeffrey Rudin, Vice President
                                            and General Counsel

Dated: February 12, 2002


* All calculations are based on 39,500,000 shares of Mykrolis Corporation Common Stock outstanding as of December 31, 2001.


                               Page 5 of 5 Pages